ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of the last date provided on the signature page (the “Effective Date”), is entered into between IMPRIMIS PHARMACEUTICALS, INC., a Delaware corporation (“Imprimis”), with a place of business at 12264 El Camino Real, Suite 350, San Diego, California 92130, and MELT Pharmaceuticals, Inc., a Nevada corporation (“Melt”), with a place of business at 12264 El Camino Real, Suite 350, San Diego, California 92130. The parties hereby agree as follows:

1. Definitions. For the purposes of this Agreement, the following terms shall have the respective meanings set forth below, and grammatical variations of such terms shall have corresponding meanings:

1.1 “Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, more than fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever. Notwithstanding the foregoing, for purposes of this Agreement, neither Imprimis nor Melt shall be Affiliates of the other or the other’s Affiliates.

1.2 “Assets” means, collectively, (a) all Technology as of the Effective Date, (b) the Assigned Patent Rights, (c) the Assigned Know-How Rights, and (d) all compositions, formulations, samples, data and information specific to the Technology owned by Imprimis as of the Effective Date.

1.3 “Assigned Know-How Rights” means all trade secret and other know-how rights specific to the Technology owned by Imprimis as of the Effective Date.

1.4 “Assigned Patent Rights” means, collectively, (a) all patents and patent applications (including provisional patent applications) listed on Schedule A, together with all divisionals, continuations and continuations-in-part that claim priority to, or common priority with, the foregoing; (b) all patents issuing therefrom (including utility models and design patents and certificates of invention); (c) all reissues, reexaminations, inter partes reviews, renewals, restorations, extensions and supplementary protection certificates of any of the foregoing patent applications or patents; (d) all confirmation patents, registration patents or patents of addition based on any of the foregoing patents; and (e) all foreign counterparts of any of the foregoing, or as applicable portions thereof.

1.5 “Confidential Information” means all information and data that (a) is provided by one party to the other party under this Agreement, and (b) if disclosed in writing or other tangible medium is marked or identified as confidential at the time of disclosure to the recipient, is acknowledged at the time of disclosure to be confidential, or otherwise should reasonably be deemed to be confidential. Melt’s Confidential Information includes the Assets. Notwithstanding the foregoing, Confidential Information of a party shall not include that portion of such information and data which, and only to the extent, the recipient can establish by written documentation: (i) is known to the recipient as evidenced by its written records before receipt thereof from the disclosing party, (ii) is disclosed to the recipient free of confidentiality obligations by a third person who has the right to make such disclosure, (iii) is or becomes part of the public domain through no fault of the recipient, or (iv) the recipient can reasonably establish is independently developed by persons on behalf of recipient without access to or use of the information disclosed by the disclosing party.

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1.6 “First Commercial Sale” means, with respect to any Product, the first sale of such Product after all applicable marketing and pricing approvals (if any) have been granted by the applicable governing health authority.

1.7 “GAAP” means generally accepted accounting principles in the United States of America.

1.8 “Imprimis Field” shall mean drug products compounded or manufactured in compounding pharmacies or outsourcing facilities as defined and described in the Federal Food, Drug & Cosmetic Act (21 U.S.C §353a and 21 U.S.C. §353b).

1.9 “Licensee” means a Third Party to whom Melt or its Affiliate has granted a license, immunity or other right under the Assigned Patent Rights to offer to sell, sell or otherwise commercialize one or more Products, provided such license has not expired or been terminated.

1.10 “Melt Field” means all fields of use other than the Imprimis Field.

1.11 “Net Licensing Revenues” means, with respect to any Product, the aggregate consideration received by Melt or its Affiliates in connection with the grant by Melt or its Affiliates to a Licensee of a license, immunity or other right under the Assigned Patent Rights to offer to sell, sell or otherwise commercialize such Product, excluding amounts calculated on the sales price of such Product.

1.12 “Net Receipts” means, with respect to any Product, the aggregate of the Net Sales thereof and Net Licensing Revenues therefrom.

1.13 “Net Sales” means, with respect to any Product, the gross sales price for such Product invoiced by Melt, its Licensees, or its or their respective Affiliates to customers who are not Affiliates (or are Affiliates but are the end users of such Product) less: (a) commercially reasonable credits, allowances, discounts and rebates to, and chargebacks from the account of, such customers; (b) freight and insurance costs in transporting such Product paid by Melt, its Licensees, or its or their respective Affiliates and not reimbursed by such customers; (c) commercially reasonable cash, quantity and trade discounts, rebates and other price reductions for such Product; (d) sales, use, value-added and other direct taxes assessed or imposed on the sale or license of such Product and paid by Melt, its Licensees, or its or their respective Affiliates and not reimbursed by such customers; (e) customs duties, tariffs, surcharges and other governmental charges incurred in exporting or importing such Product paid by Melt, its Licensees, or its or their respective Affiliates and not reimbursed by customers; and (f) an allowance for uncollectible or bad debts determined in accordance with GAAP. If Melt, its Licensees, or its or their respective Affiliates sell or license any Product to an Affiliate end user at a price that reflects a credit, allowance, discount or rebate that is greater than the same offered to otherwise similarly situated customers, the amount of the credit, allowance, discount or rebate shall not be subtracted from the gross sales price. Net Sales shall not include the gross sales price of such Product invoiced as the result of prescriptions written for the Product or purchases made of the Product by the investors in OHSO or by Affiliates of investors in OHSO.

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1.14 “OHSO” means OHSO, LLC.

1.15 “Payment Period” means, on a Product-by-Product and country-by-country basis, the period of time equal to the longer of (a) beginning on the date of the First Commercial Sale of such Product in such country and continuing during the term for which a Valid Claim (if such Valid Claim were in an issued patent) in such country remains in effect and would be infringed (if such Valid Claim were in an issued patent not owned by or licensed to Melt) by the manufacture, use, offer for sale, sale or import of such Product in such country; and (b) twenty (20) years following the date of the First Commercial Sale of such Product in such country.

1.16 “Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group of any of the foregoing.

1.17 “Product” means any product in any form or formulation that if made, used, offered for sale, sold or imported would infringe a Valid Claim (if such Valid Claim were in an issued patent not owned by or licensed to Melt), or that otherwise uses or incorporates the Assigned Know-How Rights.

1.18 “Product Supported Patent Rights” means, collectively, (a) all patent applications hereafter filed anywhere in the world, together with all divisionals, continuations and continuations-in-part that claim priority to, or common priority with, the foregoing; (b) all patents issuing therefrom (including utility models and design patents and certificates of invention); (c) all reissues, reexaminations, inter partes reviews, renewals, restorations, extensions and supplementary protection certificates of any of the foregoing patent applications or patents; (d) all confirmation patents, registration patents or patents of addition based on any of the foregoing patents; and (e) all foreign counterparts of any of the foregoing, or as applicable portions thereof; in each case that use or are supported by data or information derived from the development, manufacture or use of a Product or otherwise from the exploitation of the Assets; provided, however, that Product Supported Patent Rights shall exclude the Assigned Patent Rights.

1.19 “Technology” means, (a) any product in any form or formulation comprising any one or more pharmaceutical compositions comprising versed and ketamine; and (b) all methods of manufacture and use of the foregoing.

1.20 “Third Party” means any Person other than Imprimis, Melt or their respective Affiliates.

1.21 “Valid Claim” means either (a) a claim of an issued and unexpired patent included within the Assigned Patent Rights, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, or (b) a claim of a pending patent application included within the Assigned Patent Rights, which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of such application.

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2. Purchase and Sale of the Assets.

2.1 Assets. Subject to the terms and conditions of this Agreement, Melt hereby purchases from Imprimis, and Imprimis hereby sells, conveys, transfers and assigns to Melt, on the Effective Date, all of Imprimis’ right, title and interest in and to the Assets. To the extent necessary to comply with applicable privacy laws, Imprimis shall have the right to redact patient identifying information from any data or information transferred to Melt.

2.2 No Assumption of Liabilities. Melt shall not be obligated to assume or perform and is not assuming or performing any liabilities or obligations of Imprimis which relate to Imprimis’ ownership of the Assets prior to the Effective Date or otherwise, whether known or unknown, fixed or contingent, certain or uncertain, and regardless of when they are or were asserted, and Imprimis shall remain responsible for such liabilities.

2.3 Transfer Documents. The sale, conveyance, transfer and assignment of the Assets may be further evidenced by the due execution and delivery by the parties of any additional bills of sale, assignment or other title transfer documents and instruments as reasonably requested by Melt evidencing the sale, conveyance, transfer and assignment of the Assets in accordance with this Agreement.

3. License Grants.

3.1 Grantback License.

3.1.1 Subject to the terms and conditions of this Agreement, Melt hereby grants to Imprimis an exclusive (including with respect to Melt), irrevocable, perpetual, fully paid-up, royalty-free, non-transferable (except in connection with a permitted assignment of this Agreement), worldwide license under the Assigned Patent Rights, the Product Supported Patent Rights, and the Assigned Know-How Rights for all purposes in the Imprimis Field.

3.1.2 Imprimis shall have the right to grant sublicenses, through multiple tiers, to Third Parties and Affiliates.

3.2 No Implied Licenses. Only licenses and rights expressly granted herein shall be of legal force and effect. No license or other right shall be created hereunder by implication, estoppel, or otherwise.

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4. Representations and Warranties.

4.1 Mutual Representations and Warranties. Each party represents and warrants to the other party as follows:

4.1.1 Organization. Such party is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.

4.1.2 Authorization and Enforcement of Obligations. Such party (a) has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder; and (b) has taken all requisite action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

4.1.3 Consents. All necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by such party in connection with this Agreement have been obtained.

4.1.4 No Conflict. The execution and delivery of this Agreement and the performance of such party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws, regulations or orders of governmental bodies; and (b) do not conflict with, or constitute a default under, any contractual obligation of such party.

4.2 Disclaimer of Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN SECTION 4.1, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE ASSETS OR ANY OTHER MATTER, INCLUDING WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY REGARDING VALIDITY, ENFORCEABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT. THE ASSETS ARE PROVIDED “AS IS.”

5. Financial Terms.

5.1 OHSO Payments. Subsequent to the entering into this Agreement, Melt may enter into a separate written agreement with OHSO, pursuant to which Melt shall pay certain amounts to OHSO on terms and conditions to be mutually agreed by Melt and OHSO.

5.2 Net Receipts Payments.

5.2.1 Net Receipts Payment Amounts.

(a) Payment Amount. Subject to the provisions in this Section 5.2.1, on a Product-by-Product and country-by-country basis, Melt shall pay to Imprimis, on a quarterly basis, eight percent (8%) of Net Receipts during the applicable Payment Period (the “Payment Amount”); provided, however, if, the manufacture, use, offer for sale, sale, or import of such Product in a particular country would not infringe a Valid Claim (if such Valid Claim were in an issued patent and not owned by or licensed to Melt), then the applicable Payment Amount with respect to such Product in such country shall be reduced by one-half (½).

(b) OHSO Payments. If Melt, its Licensees, or its or their respective Affiliates is required to pay any fees or charges to OHSO in order to make, have made, use, sell, offer to sale or import any Product, then Melt shall have the right to credit such amounts against the Payment Amount owing to Imprimis under Section 5.2.1(a) with respect to sales of such Product; provided, however, that Melt shall not reduce the Payment Amount with respect to sales of such Product for any period to less than (i) five percent (5%) of Net Receipts of such Product for such period if the manufacture, use, offer for sale, sale, or import of such Product in a particular country would infringe a Valid Claim (if such Valid Claim were in an issued patent and not owned by or licensed to Melt), or (ii) two and one-half percent (2½%) of Net Receipts of such Product for such period if the manufacture, use, offer for sale, sale, or import of such Product in a particular country would not infringe a Valid Claim (if such Valid Claim were in an issued patent and not owned by or licensed to Melt).

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(c) Third Party Royalties. If Melt, its Licensees or its or their respective Affiliates is required to pay royalties to any Third Party (other than OHSO) in order to make, have made, use, sell, offer to sale or import any Product, then Melt shall have the right to credit fifty percent (50%) of such Third Party royalty payments against the Payment Amount owing to Imprimis under Section 5.2.1(a) with respect to sales of such Product; provided, however, that Melt shall not reduce the Payment Amount with respect to sales of such Product for any period to less than (i) five percent (5%) of Net Receipts of such Product for such period if the manufacture, use, offer for sale, sale, or import of such Product in a particular country would infringe a Valid Claim (if such Valid Claim were in an issued patent and not owned by or licensed to Melt), or (ii) two and one-half percent (2½%) of Net Receipts of such Product for such period if the manufacture, use, offer for sale, sale, or import of such Product in a particular country would not infringe a Valid Claim (if such Valid Claim were in an issued patent and not owned by or licensed to Melt).

(d) Combination/Bundled Products. In the event that a Product is sold by Melt, its Licensees or its or their respective Affiliates in combination with one or more products which is itself not a Product at a single price, then Net Sales shall be calculated by multiplying the sales price of such combination sale by the fraction A/(A+B) where A is the fair market value of the Product(s) and B is the fair market value of the other product(s) in the combination sale, each as reasonably determined by mutual written agreement of the parties.

5.2.2 Reports and Net Receipts Payments. Within sixty (60) days after the end of each calendar quarter during the applicable Payment Period, Melt shall deliver to Imprimis a report setting forth for such calendar quarter (a) the calculation of the applicable Payment Amount, including without limitation the Net Licensing Revenues and Net Sales of each Product; (b) the payments due under this Agreement for the sale of each Product; and (c) the applicable exchange rate as determined below. Melt shall remit the total payments due for the sale or license of Products during such calendar quarter at the time such report is made. No such reports or payments will be due for any Product before the First Commercial Sale of such Product. With respect to Net Receipts received in United States dollars, all amounts shall be expressed in United States dollars. With respect to Net Receipts received in a currency other than United States dollars, all amounts shall be expressed both in the currency in which the amount is invoiced (or received as applicable) and in the United States dollar equivalent. The United States dollar equivalent shall be calculated using the average of the exchange rate (local currency per US$1) published in The Wall Street Journal, Western Edition, under the heading “Currency Trading” on the last business day of each month during the applicable calendar quarter.

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5.3 Payment Provisions.

5.3.1 Payment Method. All payments by Melt to Imprimis hereunder shall be in United States dollars in immediately available funds and shall be made by wire transfer from a United States bank located in the United States to such bank account as designated from time to time by Imprimis to Melt.

5.3.2 Payment Terms. The Payment Amount shown to have accrued by each report provided for under Section 5.2.2 shall be due on the date such report is due. Payment of Payment Amount in whole or in part may be made in advance of such due date. Late payments shall incur interest at the rate of one percent (1%) per month from the date such payments were originally due.

5.3.3 Withholding Taxes. Melt shall be entitled to deduct the amount of any withholding taxes, value-added taxes or other taxes, levies or charges with respect to such amounts, other than United States taxes, payable by Melt, its Licensees, or its or their respective Affiliates, or any taxes required to be withheld by Melt, its Licensees, or its or their respective Affiliates, to the extent Melt, its Licensees, or its or their respective Affiliates pay to the appropriate governmental authority on behalf of Imprimis such taxes, levies or charges. Melt shall use reasonable efforts to minimize any such taxes, levies or charges required to be withheld on behalf of Imprimis by Melt, its Licensees, or its or their respective Affiliates. Melt promptly shall deliver to Imprimis proof of payment of all such taxes, levies and other charges, together with copies of all communications from or with such governmental authority with respect thereto.

5.4 Audits. Upon the written request of Imprimis and not more than once in each calendar year, Melt shall permit an independent certified public accounting firm selected by Imprimis and reasonably acceptable to Melt, at Imprimis’ expense, to have access during normal business hours to such of the financial records of Imprimis as may be reasonably necessary to verify the accuracy of the Payment Amount reports hereunder for the eight (8) calendar quarters immediately prior to the date of such request. If such accounting firm concludes that additional amounts were owed during the audited period, Melt shall pay such additional amounts within thirty (30) days after the date Imprimis delivers to Melt such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by Imprimis; provided, however, if the audit discloses that the Payment Amount payable by Melt for such period are more than one hundred ten percent (110%) of the Payment Amount actually paid for such period, then Melt shall pay the fees and expenses charged by such accounting firm. Imprimis shall cause its accounting firm to retain all financial information subject to review under this Section 5.4 in strict confidence. Imprimis shall treat all such financial information as Melt’s confidential information, and shall not disclose such financial information to any Third Party or use it for any purpose other than as specified in this Section 5.4.

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6. Post-Effective Date Covenants.

6.1 Melt Diligence.

6.1.1 Melt shall use commercially reasonable efforts (whether alone or with or through its Licensees or its or their respective Affiliates) to research, develop and commercialize Products.

6.1.2 Melt shall control, at its sole expense, the preparation, filing, prosecution, maintenance and enforcement of the Assigned Patent Rights consistent with prudent business practices, and shall consider in good faith the interests of Imprimis and OHSO.

6.2 Imprimis Covenants.

6.2.1 Within thirty (30) days after the Effective Date, Imprimis shall transfer to Melt all tangible embodiments of the Technology in the possession and control of Imprimis.

6.2.2 Imprimis shall provide cooperation reasonably requested by Melt in connection with Melt’s efforts to establish, perfect, defend, or enforce its rights in or to the Assets (including without limitation the Assigned Patent Rights). Such cooperation shall include, without limitation, (a) executing such further assignments, transfers, licenses, releases and consents, and (b) providing such data and information, consulting with Melt and executing and delivering all such further documents and instruments, in each case as reasonably requested by Melt regarding the Assets (including without limitation the Assigned Patent Rights).

6.2.3 If a New Drug Application for a Product is filed by or on behalf of Melt, then, commencing thirty (30) days after receipt by Imprimis of Melt’s express written request, Imprimis shall cease compounding pharmaceutical products in a solid dosage form for sublingually-delivered conscious sedation that contain the same active ingredient as contained in such Product (or if there is more than one active ingredient contained in such Product, then the same combination of active ingredients as is contained in such Product) in the Melt Field until such time as Melt, its Licensees and its or their respective Affiliates (or their successors) cease for at least twelve (12) months bona fide development or commercialization of such Product. Melt promptly shall notify Imprimis in writing of any such cessation.

7. Indemnification.

7.1 Indemnification of Melt. Subject to the provisions of this Section 7, Imprimis shall indemnify, defend and hold harmless Melt, its officers, directors, affiliates, agents, stockholders and representatives (collectively, the “Melt Indemnitees”), from and against any and all losses, liabilities, damages and expenses (including without limitation reasonable attorneys’ fees and costs) incurred as a result of any claim, demand, action or proceeding by any Third Party (collectively, “Losses”) incurred or suffered by an Melt Indemnitee to the extent arising out of:

7.1.1 any breach of the representations and warranties of Imprimis set forth in this Agreement;

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7.1.2 any breach of any covenant or agreement of Imprimis set forth in this Agreement or in any certificate, instrument, or other document delivered pursuant to this Agreement; and

7.1.3 the ownership or exploitation of the Assets prior to the Effective Date.

7.2 Indemnification of Imprimis. Subject to the provisions of this Section 7, Melt shall indemnify and hold harmless Imprimis, its officers, directors, affiliates, agents, stockholders and representatives (collectively, the “Imprimis Indemnitees”), from and against any and all Losses incurred or suffered by an Imprimis Indemnitee to the extent arising out of:

7.2.1 any breach of the representations and warranties of Melt set forth in this Agreement;

7.2.2 any breach of any covenant or agreement of Melt set forth in this Agreement or in any certificate, instrument, or other document delivered pursuant to this Agreement;

7.2.3 the ownership or exploitation of the Assets after the Effective Date or the manufacture, use, sale or other exploitation of any Product solely by Melt, its Licensees or their respective Affiliates or the use of any Product by their customers.

7.3 Procedure. A party seeking indemnification (the “Indemnitee”) shall promptly notify the other party (the “Indemnifying Party”) in writing of a claim or suit; provided that an Indemnitee’s failure to give such notice or delay in giving such notice shall not affect such Indemnitee’s right to indemnification under this Section 7 except to the extent that the Indemnifying Party has been prejudiced by such failure or delay. The Indemnifying Party shall have the right to control the defense of all indemnification claims hereunder. The Indemnitee shall have the right to participate at its own expense in the claim or suit with counsel of its own choosing. The Indemnifying Party shall consult with the Indemnitee in good faith with respect to all non-privileged aspects of the defense strategy. The Indemnitee shall cooperate with the Indemnifying Party as reasonably requested, at the Indemnifying Party’s sole cost and expense. The Indemnifying Party shall not settle any claim or suit without the Indemnitee’s prior written consent, which consent shall not be unreasonably withheld.

8. Confidentiality.

8.1 Confidential Information. During the term of this Agreement, and for a period of five (5) years following the expiration or earlier termination hereof, except as otherwise provided in this Section 8, each party shall maintain in confidence the Confidential Information of the other party except as expressly permitted herein, and shall not use, disclose or grant the use of the Confidential Information except on a need-to-know basis to those directors, officers, employees, (sub)licensees and contractors, to the extent such disclosure is reasonably necessary in connection with performing its obligations or exercising its rights under this Agreement. To the extent that disclosure by a party is authorized by this Agreement, prior to disclosure, such party shall obtain agreement of any such Person to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by this Agreement.

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8.2 Terms of this Agreement. Neither party shall disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other party; provided, however, that a party may disclose the terms or conditions of this Agreement, (a) on a need-to-know basis to its legal and financial advisors to the extent such disclosure is reasonably necessary, and (b) to a Third Party in confidence in connection with (i) an equity investment in such party, (ii) a merger, consolidation or similar transaction by such party, (iii) a permitted (sub)license under this Agreement, or (iv) the sale of all or substantially all of the assets of such party. Notwithstanding the foregoing, prior to execution of this Agreement, the parties have agreed upon the substance of information that can be used to describe the terms of this transaction, and each party may disclose such information, as modified by mutual agreement from time to time, without the other party’s consent.

8.3 Permitted Disclosures. The confidentiality obligations contained in this Section 8 shall not apply to the extent that a party is required (a) in the reasonable opinion of such party’s legal counsel, to disclose information by applicable law, regulation, rule (including rule of a stock exchange or automated quotation system), order of a governmental agency or a court of competent jurisdiction or legal process, including tax authorities, or (b) to disclose information to any governmental agency for purposes of obtaining approval to test or market a product, provided in either case that, to the extent practicable, such party shall provide written notice thereof to the other party and sufficient opportunity to object to any such disclosure or to request confidential treatment. Notwithstanding anything to the contrary herein, either party may disclose the terms and conditions of this Agreement to any Person with whom such party has, or is proposing to enter into, a business relationship, as long as such Person has entered into a confidentiality agreement with such party.

8.4 Injunctive Relief. Each party acknowledges that it will be impossible to measure in money the damage to the other party if such party fails to comply with the obligations imposed by this Section 8, and that, in the event of any such failure, the other party may not have an adequate remedy at law or in damages. Accordingly, each party agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is an appropriate remedy for any such failure and shall not oppose the granting of such relief on the basis that the disclosing party has an adequate remedy at law. Each party agrees that it shall not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other party seeking or obtaining such equitable relief.

9. Term and Termination.

9.1 Term. The term of this Agreement shall continue until expiration of all payment obligations hereunder, unless earlier terminated as set forth below.

9.2 Termination.

9.2.1 If Melt, its Licensee, or their respective Affiliates fails either to file an Investigational New Drug Application in the United States for a Product, or to generate Net Receipts, before June 19, 2022, then (unless the parties otherwise mutually agree in writing) Imprimis shall have the right, at its option and as its sole remedy, to terminate the Agreement.

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9.2.2 In the event of the termination of this Agreement in accordance with this Section 9.2, Melt shall re-assign the Technology and the other Assets to Imprimis or its designee. Melt shall execute, acknowledge and deliver such further documents and instruments and perform all such other acts as may be reasonably necessary or appropriate in order to effectuate the foregoing.

9.3 Survival. Expiration or termination of this Agreement shall be without prejudice to any rights which shall have accrued to the benefit of any party prior to such expiration or termination. Without limiting the foregoing, Sections 3, 4.2, 5, 7, 8, 9.2.2, 9.3 and 10 shall survive any expiration or termination of this Agreement.

10. Miscellaneous.

10.1 Further Actions. Each party shall execute, acknowledge and deliver such further documents and instruments and to perform all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

10.2 LIMITATION OF LIABILITY. IN NO EVENT SHALL A PARTY BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES. NOTHING IN THIS SECTION 10.2 SHALL LIMIT OR RESTRICT THE RIGHTS OR LIABILITIES OF EITHER PARTY UNDER SECTIONS 7 AND 8.

10.3 Residuals. Notwithstanding anything to the contrary in this Agreement, Imprimis shall have the right to use any general knowledge, skills and experience and any information retained in the unaided memory of an individual employed or otherwise engaged by Imprimis.

10.4 Assignment. Neither party shall assign its rights or obligations under this Agreement without the prior written consent of the other party; provided, however, that a party may, without such consent, assign this Agreement and its rights and obligations hereunder (a) to any Affiliate, or (b) in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates, or in the event of its merger, consolidation, change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment in violation of this Section 10.4 shall be void.

10.5 Severability. Any provision of this Agreement which is illegal, invalid or unenforceable shall be ineffective to the extent of such illegality, invalidity or unenforceability, without affecting in any way the remaining provisions hereof.

10.6 Governing Law; Exclusive Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law principles thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any federal court located in the Southern District of the State of California or state court in San Diego, California having jurisdiction, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

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10.7 Entire Agreement; Amendment. This Agreement, together with the Schedules hereto, and each additional document, instrument or other agreement to be executed and delivered pursuant hereto constitute all of the agreements of the parties with respect to, and supersede all prior agreements and understandings relating to the subject matter of, this Agreement or the transactions contemplated by this Agreement. This Agreement may not be modified or amended except by a written instrument specifically referring to this Agreement signed by the parties hereto.

10.8 Waiver. No waiver by one party of the other party’s obligations, or of any breach or default hereunder by any other party, shall be valid or effective, unless such waiver is set forth in writing and is signed by the party giving such waiver; and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature or any other breach or default by such other party.

10.9 Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by a party to the other party shall be in writing, delivered by any lawful means to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee.

If to Imprimis:	Imprimis Pharmaceuticals, Inc.
12264 El Camino Real, Suite 350
San Diego, California 92130
Attention: Chief Executive Officer

If to Melt:	Melt Pharmaceuticals, Inc.
12264 El Camino Real, Suite 350
San Diego, California 92130
Attention: Executive Director

10.10 Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

***SIGNATURE PAGE FOLLOWS***

12

SIGNATURE PAGE

IN WITNESS WHEREOF, each party has caused a duly authorized representative to execute and deliver this Asset Purchase Agreement as of the date below.

IMPRIMIS		MELT

Imprimis Pharmaceuticals, Inc.		Melt Pharmaceuticals, Inc.

	/s/ Mark L. Baum		/s/ Andrew R. Boll
By:	Mark L. Baum	By:	Andrew R. Boll
Its:	Chief Executive Officer	Its:	Executive Director

Date:	12/11/2018	Date:	12/11/2018

[Signature Page to Asset Purchase Agreement]

SCHEDULE A

Assigned Patent Rights

TITLE	INVENTOR(s)	COUNTRY	STATUS	APPLICATION #	PATENT #	DATE FILED
PHARMACEUTICAL COMPOSITIONS FOR ANESTHESIOLOGICAL APPLICATIONS	John Berdahl William Wiley Dennis Saadeh	U.S.	Issued	15/184,768	9,918,993	June 16, 2016
PHARMACEUTICAL COMPOSITIONS FOR ANESTHESIOLOGICAL APPLICATIONS	John Berdahl William Wiley Dennis Saadeh	U.S.	Expired	62/182,130	N/A	June 19, 2015
Pharmaceutical compositions for anesthesiological applications	John Berdahl William Wiley Dennis Saadeh	PCT	Pending	PCT/US16/37893	N/A	June 16, 2016
Pharmaceutical compositions for anesthesiological applications	John Berdahl William Wiley Dennis Saadeh	U.S.	Pending	15/903,529	N/A	February 23, 2018
Pharmaceutical compositions for anesthesiological applications	John Berdahl William Wiley Dennis Saadeh	U.S.	Pending	15/903,615	N/A	February 23, 2018
Pharmaceutical compositions for anesthesiological applications	John Berdahl William Wiley Dennis Saadeh	U.S.	Pending	15/995,875	N/A	June 1, 2018
Pharmaceutical compositions for anesthesiological applications	John Berdahl William Wiley Dennis Saadeh	AU	Pending	AU2016280161	N/A	June 16, 2016
Pharmaceutical compositions for anesthesiological applications	John Berdahl William Wiley Dennis Saadeh	CA	Pending	CA2989319	N/A	December 12, 2017
Pharmaceutical compositions for anesthesiological applications	John Berdahl William Wiley Dennis Saadeh	EP	Pending	EP 16812447.7	N/A	January 11, 2018
Pharmaceutical compositions for anesthesiological applications	John Berdahl William Wiley Dennis Saadeh	KR	Pending	KR 10-2018-7000815	N/A	January 10, 2018
Pharmaceutical compositions for anesthesiological applications	John Berdahl William Wiley Dennis Saadeh	JP	Pending	JP 2017-566010	N/A	December 19, 2017